Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” within the Prospectus and "Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the inclusion of our report dated May 31, 2016, with respect to the financial statements of Archstone Alternative Solutions Fund for the period from October 1, 2015 (commencement of operations) to March 31, 2016 of Archstone Alternative Solutions Fund, included in Post-Effective No.1 to the Registration Statement (Form N-2, No. 333-202864) of Archstone Alternative Solutions Fund.

/s/Ernst & Young LLP

New York, New York
June 6, 2016